EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-76930, 333-76392, 333-114989, 333-114990, 333-114991, 333-114992, 333-114993, and 333-114997) on Form S-8 and the registration statement (No. 333-123038) on Form S-3 of Southern Community Financial Corporation of our reports dated March 9, 2006 with respect to the consolidated financial statements of Southern Community Financial Corporation and Subsidiary, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in this December 31, 2005 Annual Report on Form 10-K.
/s/ Dixon Hughes PLLC
Raleigh, North Carolina
March 9, 2006